Exhibit 17

CREDIT SUISSE LOAN FUNDING LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022

CONFIDENTIAL

December 16, 2019

PRAIRIE PRIVATE ACQUIROR LP

c/o Blackstone Infrastructure Partners L.P.

345 Park Avenue

New York, New York 10154

Attention: Jonathan Kaufman

with a copy to:

Jasmine Ventures Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Ankur Meattle; Ashok Samuel

and

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, New York, 10017

Attention: Alex Greenbaum and Yoni

Gontownik

and

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Side Letter

Ladies and Gentlemen:

Reference is made to (i) the letter dated the date hereof (as amended, amended and restated, supplemented or otherwise modified, the “Bridge Facility Commitment Letter”), among Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF” and, together with any designated affiliates and CS, “Credit Suisse”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citi (as defined below) and Jefferies Finance LLC (“Jefferies” and collectively with CS and Citi, the “Banks”) and Prairie Private Acquiror LP, a Delaware limited partnership (the “Buyer” or “you”), providing a commitment by the Banks to provide a senior unsecured bridge facility financing in an aggregate principal amount of up to $575 million to Tallgrass Energy Partners, LP, a Delaware limited partnership (“TEP”), to fund a portion of the consideration (the “Merger Consideration”) payable in connection with the merger of the Buyer with and into Tallgrass Energy, LP, a Delaware limited partnership and a parent entity of TEP (such merger, the “TGE Merger”), (ii) the letter dated the date hereof (as amended, amended and restated, supplemented or otherwise modified, the “Term Facility Commitment Letter” and, together with the Bridge Facility Commitment Letter, the “Commitment Letters”), among the Banks and the Buyer, providing a commitment by the Banks to provide a term facility financing in an aggregate principal amount of up to $575 million to one or more parent companies of the Buyer to fund a portion of the Merger Consideration, (iii) the letter dated the date hereof (as amended, amended and restated, supplemented or otherwise modified, the “Bridge Facility Fee Letter”), among the Banks and the Buyer setting forth the fees to be paid by the Buyer upon consummation of the transactions contemplated by the Bridge Facility Commitment Letter, (iv) the letter dated the date hereof (as amended, amended and restated, supplemented or otherwise modified, the “Engagement Letter” and, together with the Bridge Facility Commitment Letter, the Bridge Facility Fee Letter and any side letters or other agreements related thereto (other than this letter), collectively, the “Bridge Letters”) among each Bank or one or more of its affiliates and Buyer, providing for the engagement by Buyer of such Bank and/or its affiliates to manage, as underwriter, placement agent, and /or initial purchaser in one or more offerings of high yield debt securities in lieu of all or a portion of the financing contemplated under the Bridge Facility Commitment Letter and (v) the letter dated the date hereof (as amended, amended and restated, supplemented or otherwise modified, the “Term Facility Fee Letter” and, together with the Term Facility Commitment Letter and any side letters or other agreements related thereto (other than this letter), collectively, the “Term Facility Letters”)), among the Banks and the Buyer setting forth the fees to be paid by the Buyer upon consummation of the transactions contemplated by the Term Facility Commitment Letter.

For purposes of this Side Letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that CGMI is entering into this Side Letter for and on behalf of Citi.

Each Bank and the Buyer agree that the Banks will only be required to provide financing pursuant to the Bridge Facility Commitment Letter or the Term Facility Commitment Letter (but not both) in accordance with, and subject to, their respective terms and conditions; provided that the Buyer shall elect (the “Financing Election”) whether to pursue the financing contemplated by the Bridge Facility Commitment Letter (the “Bridge Financing”) or the financing contemplated by the Term Facility Commitment Letter (the “Term Facility Financing”) in a written notice delivered to Bank 1 on or prior to January 31, 2020; provided, further, that if the Buyer does not make a Buyer Financing Election on or prior to January 31, 2020, the Banks holding a majority of the commitments under the Bridge Facility Commitment Letter or the Term Facility Commitment Letter, as applicable shall promptly elect (the “Bank Financing Election”) whether to provide the Bridge Financing or the Term Facility Financing (but not both) in accordance with, and subject to, their respective terms and conditions and shall deliver prompt written notice of such election to the Buyer. Each Bank and the Buyer further agree that, notwithstanding anything to the contrary in the Bridge Facility Commitment Letter or the Term Facility Commitment Letter, the 12 consecutive business day periods referred to in paragraph 10 of Exhibit C of the Bridge Facility Commitment Letter and in paragraph 13 of Exhibit C of the Term Facility Commitment Letter, in each case, will not commence unless a Buyer Financing Election or Bank Financing Election has occurred.

Each Bank and the Buyer further agree that if the Buyer Financing Election or the Bank Financing Election has occurred, notwithstanding anything to the contrary set forth in any of the Bridge Letters or Term Facility Letters (including pursuant to Section 13 of the Bridge Facility Commitment Letter, Section 5 of the Engagement Letter and Section 13 of the Term Facility Commitment Letter, as applicable), (i) in the event that the result of such election is pursuit of the Bridge Financing, (x) the Term Facility Letters shall automatically terminate in full and be of no further force and effect, (y) fees, expenses and indemnities will be payable or reimbursed, as applicable, solely in accordance with the terms of the Bridge Letters and (z) for the avoidance of doubt, no fees (including any “deal away” fees) shall be payable under the Term Facility Letters and (ii) in the event that the result of such election is pursuit of the Term Facility Financing, (x) the Bridge Letters shall automatically terminate in full and be of no further force and effect, (y) fees, expenses and indemnities will be payable or reimbursed, as applicable, solely in accordance with the terms of the Term Facility Letters and (z) for the avoidance of doubt, no fees (including any “deal away” fees) shall be payable under the Bridge Letters.

Buyer further agrees that, in the event that both the Bridge Letters and the Term Facility Letters have been terminated and during the 12-month period following the date hereof Buyer or any of its affiliates consummates an Alternate Transaction (as defined in the Bridge Facility Fee Letter) with proceeds of borrowings under the TEP Revolver (as defined in the Bridge Facility Commitment Letter) or cash on hand of TEP (as defined in the Bridge Facility Commitment Letter) (an excluding, for the avoidance of doubt, equity proceeds or proceeds of other debt), Buyer agrees to pay (or cause to be paid), a compensatory fee (the “Revolver Deal-Away Fee”) to each Bank ratably in accordance with the percentage of compensatory economics applicable to such Bank specified in the Bridge Facility Commitment Letter in an amount equal to 1.00% of the principal amount borrowed under the TEP Revolver or balance sheet cash utilized for the purpose of funding such Alternate Transaction; provided that in no event shall the aggregate Revolver Deal-Away Fee exceed $5,750,000. For the avoidance of doubt, the provisions of this paragraph shall survive any termination of the Bridge Letters and Term Facility Letters.

Governing Law, Etc.

This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Bank and you. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby. Any right to trial by jury with respect to any claim or action arising out of this letter agreement or conduct in connection with this agreement is hereby waived. The parties hereto agree that this letter agreement is subject to the confidentiality provisions of each of the Commitment Letters. The provisions of this letter agreement shall survive the expiration or termination of each of the Commitment Letters (including any extensions thereof).

[Signature Page Follows]

Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed copy of this letter agreement.

Very truly yours,

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Max Lipkind
Name:	Max Lipkind
Title:	Managing Director

CREDIT SUISSE AG

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Brady Bingham
Name:	Brady Bingham
Title:	Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Mohammed Baabde
Name:	Mohammed Baabde
Title:	Managing Director

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name:	John Koehler
Title:	Managing Director

[SIGNATURE PAGE TO SIDE LETTER]

Accepted and agreed to as of the date first above written:

PRAIRIE PRIVATE ACQUIROR LP

By:	BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

[SIGNATURE PAGE TO SIDE LETTER]